Exhibit 3.1




                                   EIGHTEENTH
                                    AMENDMENT
                                       TO
                           SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                               VORNADO REALTY L.P.

                  ---------------------------------------------


                           Dated as of January 1, 2002

                  ---------------------------------------------


         THIS EIGHTEENTH AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VORNADO REALTY L.P. (this "Amendment") is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined therein as the "General Partner"), as the general partner of Vornado Realty L.P., a Delaware limited partnership (the "Partnership"). For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., as amended by the Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 16, 1997, and further amended by the Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 1, 1998, and the Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 12, 1998, and the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 30, 1998, and the Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 3, 1999, and the Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 17, 1999, and the Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 20, 1999, and the Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 1999, and the Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, and the Tenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, and the Eleventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 24, 1999, and the Twelfth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 1, 2000, and the Thirteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 25, 2000, and the Fourteenth Amendment to

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Second Amended and Restated Agreement of Limited Partnership of Vornado Realty
L.P., dated as of December 8, 2000, and the Fifteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 15, 2000, the Sixteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 25, 2001, and the Seventeenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 21, 2001 (as so amended and as the same may be further amended, the "Agreement").

         WHEREAS, on October 18, 2001, the Partnership, the General Partner, Vornado Merger Sub L.P. (the "Merger Sub"), a wholly-owned subsidiary of the Partnership, Charles E. Smith Commercial Realty L.P., a Delaware limited partnership ("SCR"), Charles E. Smith Commercial Realty L.L.C., a Delaware limited liability company and the sole general partner of SCR, Robert H. Smith, Robert P. Kogod and Charles E. Smith Management, Inc. entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the parties agreed to the acquisition of SCR by the Partnership through the merger of Merger Sub with and into SCR (the "Merger").

         WHEREAS, as a condition to the closing of the transactions contemplated in the Merger Agreement, the General Partner and the Partnership have agreed to amend the Agreement to acknowledge the issuance of the SCR Units (as defined below) and to make certain other related changes;

         WHEREAS, in connection with the Merger, the Partnership has agreed to issue 15,612,831 additional Class A Units (such units, the "SCR Units") to those Persons (other than the Partnership and entities wholly-owned by it) who, prior to the Merger, held partnership interests in SCR;

         WHEREAS, Section 4.2.A of the Agreement grants the General Partner authority to cause the Partnership to issue interests in the Partnership to a person other than the General Partner in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as may be determined by the General Partner in its sole and absolute discretion so long as the issuance does not violate
Section 4.2.E of the Agreement;

         WHEREAS, the General Partner has determined that the issuance of the SCR Units will not violate Section 4.2.E of the Agreement;

         WHEREAS, Section 7.6.A of the Agreement requires, among other things, that the General Partner obtain the approval of a majority of the disinterested trustees (or directors) of the General Partner, taking into account the fiduciary duties of the General


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Partner to the limited partners of the Partnership, before it purchases any property from any affiliate of the Partnership;

         WHEREAS, immediately prior to the Merger, the Partnership owns, directly and indirectly, approximately 88% of the outstanding partnership interests in SCR and SCR is, therefore, an affiliate of the Partnership;

         WHEREAS, on October 1, 2001, the disinterested directors of the General Partner unanimously approved the Merger;

         WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership's limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote; and

         WHEREAS, the General Partner has determined that the amendments effected hereby do not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote;

         NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:

         1. Section 4.2 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:

         "T. Issuance of SCR Units to SCR Unitholders.

          (1) In connection with the acquisition by the Partnership of limited partnership interests in Charles E. Smith Commercial Realty L.P. on January 1, 2002 pursuant to the Agreement and Plan of Merger, dated October 18, 2001 among the General Partner, the Partnership, Vornado Merger Sub L.P., Charles E. Smith Commercial Realty L.P. ("SCR"), Charles E. Smith Commercial Realty L.L.C., Robert H. Smith, Robert P. Kogod and Charles E. Smith Management, Inc., the Partnership issued 15,612,831 Class A Units (such Units, the "SCR Units") to the holders of partnership interests in SCR (other than the Partnership or any of its subsidiaries or affiliates) (the "SCR Unitholders") as reflected on amended Exhibit A attached hereto. Notwithstanding any other provision contained in this Agreement, (i) holders from time to time of SCR Units shall not participate in any distribution (whether cash, securities or in any


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     other form) constituting a "spin-off" of the Partnership's investment in, or any of the assets of, Alexander's, Inc. or any of its affiliates if the Partnership Record Date for determining partners entitled to participate therein is on or before December 31, 2001 and (ii) upon consummation of the merger (the "Effective Time") of Vornado Merger Sub L.P. with and into SCR, each of the SCR Unitholders listed in the books and records of SCR immediately prior to the Effective Time automatically shall be admitted to the Partnership as an Additional Limited Partner, regardless of whether or not such Person has executed this Agreement or a counterpart signature page hereto, and without any further act, approval or vote of any Person. Each such Additional Limited Partner shall, upon such admission, be subject to, and bound by, this Agreement, including, without limitation, all of the terms and conditions of this Agreement and the power of attorney granted in
     Section 15.11 hereof.

          (2) Except as expressly set forth in the third sentence of this subsection (2), Holders from time to time of the SCR Units shall not be entitled to participate in any distributions in respect of those Units for any period prior to their issuance and, notwithstanding any provisions of
     Section 5.1.B of this Agreement to the contrary, in the event that the SCR Units are issued on or effective as of any date other than the first day of a period to which a distribution is attributable, any distributions to be made to holders of the SCR Units in respect of the distribution period in which the date of issuance falls shall be prorated based on the actual number of days in the entire period to which the distribution is attributable and the number of days in the period that the SCR Units were outstanding. For clarification, under current practices the Partnership's regular quarterly distributions made during any calendar quarter are attributable to the immediately preceding calendar quarter. If, at any time after the date of issuance of the SCR Units, the General Partner declares any distribution in respect of Class A Units other than a regular quarterly distribution (any such distribution, a "Special Distribution"), the Special Distribution is attributable to any period prior to the date of issuance of the SCR Units and the Partnership Record Date for determining partners entitled to participate in the distribution is on or after the date of issuance of the SCR Units, then the holders of SCR Units shall be entitled to participate in that Special Distribution pro rata as if their SCR Units had been outstanding for the entire period to which that Special Distribution is attributable.

          (3) Section 8.6 of this Agreement is hereby irrevocably modified with respect to all SCR Units such that for any redemption of any such Units that will not qualify as either (A) a "block transfer" within the meaning of Regulations Section 1.7704-1(e)(2) or any successor provision or (B) a transfer that falls within the "lack of actual trading" safe harbor available in Regulations Section


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     1.7704-1(j) or any successor provision (any such redemption, a
     "Non-Qualifying Redemption"), the waiting period applicable to the Limited Partner between the date the Partnership receives a Notice of Redemption for the Limited Partner and the Specified Redemption Date and/or the Valuation Date shall be up to sixty (60) days, as determined by the General Partner in its sole discretion, and the General Partner shall have all requisite power and authority to amend the provisions of Section 8.6 of this Agreement applicable in respect of the SCR Units as it deems necessary or appropriate to (x) increase the waiting period between the delivery of a Notice of Redemption and the Specified Redemption Date and/or the Valuation Date to up to sixty (60) days for any Non-Qualifying Redemption and/or (y) implement any other amendment to this Agreement intended to make the redemption and transfer provisions, with respect to certain redemptions and transfers, more similar to the provisions described in Regulations Section 1.7704-1(f). In furtherance of the foregoing, each SCR Unitholder appoints the General Partner, any Liquidator and any authorized officers of the General Partner and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to execute and deliver any amendment referred to in the foregoing sentence on such SCR Unitholder's behalf. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the death, incompetency, dissolution, disability, incapacity, banckruptcy or termination of the SCR Unitholder as a Limited Partner and shall extend to the SCR Unitholder's heirs, executors, administrators, legal representatives, successors and assigns.

          (4) By accepting the SCR Units, each SCR Unitholder covenants and agrees that it does not and will not while it owns, directly or indirectly, equity interests in the Partnership with an aggregate value equal to or exceeding five (5) percent of the total value of the outstanding equity interests in the Partnership own, either directly or under the attribution rules of Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code and using the principles of Section 7704(d)(3)(B) of the Code in determining when interests owned, directly or under the attribution rules, by a partner in an entity that is treated as a partnership for federal tax purposes as owned by such entity), any equity interests in Vornado Operating Company, Vornado Operating L.P., or any direct or indirect tenant or subtenant of the Partnership or any of its subsidiaries (Vornado Operating Company, Vornado Operating L.P., or any direct or indirect tenant or subtenant of the Partnership or any of its subsidiaries, collectively, the "Vornado Tenants"); provided that the foregoing covenant shall not be treated as breached by a Limited Partner unless at such time the ownership of equity interests by such Limited Partner in one or more Vornado Tenants would cause


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     either (a) the General Partner to fail to qualify as a REIT for purposes of
     Section 856 of the Code or (b) the Partnership to be treated as a publicly traded partnership treated as a corporation under Section 7704(a) of the Code. If at any time the Limited Partner would, but for the provisions of this paragraph (4), own both (i) five (5) percent or more (by value) of the outstanding equity interests in the Partnership and (ii) an equity interest in one or more Vornado Tenants in breach of the covenant set forth in the first sentence of this Section 4.2.T.(4) (applied taking into account the proviso in the first sentence of this Section 4.2.T.(4)), then, effective immediately prior to such point in time, the smallest portion of the interests in the Partnership owned (directly or indirectly) by the Limited Partner that is necessary to cause such Limited Partner to be considered to own (directly or indirectly) interests in the Partnership with a value that is not in excess of four and nine tenths (4.9) percent of the value of the Partnership's outstanding equity interests, shall become "Excess Units". While interests in the Partnership are Excess Units, such interests will be deemed to have been transferred by operation of law to a trust (the
     "Special Trust") for the exclusive benefit of an organization described in
     Section 501(c)(3) of the Code and designated by the General Partner. The Partnership, as trustee for the Special Trust, shall be entitled to receive all distributions made in respect of Excess Units. Any distributions made in respect of Excess Units prior to the discovery that interests in the Partnership had become Excess Units shall be repaid by the recipients thereof to the Partnership as trustee of the Special Trust. The trustee shall exercise all rights associated with interests in the Partnership that have become Excess Units during the period that such interests are Excess Units. The Partnership shall have the right to transfer the Excess Units held in the Special Trust to any person. The Limited Partner (or its successor) shall be entitled to receive, from the proceeds of such a transfer, an amount not in excess of the lesser of (i) the fair market value of the interests that became Excess Units on the date that they became Excess Units and (ii) the net consideration received by the Partnership for the transfer of the Excess Units after deducting any expenses incurred by the Partnership in connection therewith. Excess Units shall cease to be treated as Excess Units following such a transfer and instead shall have the attributes that existed immediately before becoming Excess Units. In the event that a liquidating distribution is made in respect of Excess Units, the Limited Partner (or its successor) shall be entitled to receive a portion of such distribution not in excess of the fair market value of the interests that became Excess Units on the date that they became Excess Units. The Partnership agrees that, if it becomes aware that partnership interests held by a Limited Partner or any person that owns ten (10) percent or more of the capital stock of the Limited Partner (in the case of a Limited Partner that is a corporation) or twenty five (25) percent or more of the capital or profits interests of a Limited Partner (in the case of a Limited Partner that is treated as a partnership for U.S. federal income tax


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     purposes) have become Excess Units, then it will make commercially reasonable efforts to cause a transfer of such Excess Units as promptly as practicable (provided, however, that it shall not be required to incur any material expense or expend any significant time or manpower in such efforts). The Limited Partner has no liability under this paragraph (4) for damages, monetary or otherwise, as a result of a breach of the covenant under this paragraph (4) other than having its interests become Excess Units under this paragraph (4) and, as a result, being liable to pay over any distribution or other amounts which the Limited Partner receives to which it is not entitled under the Excess Units provisions of this paragraph (4). The General Partner may, in its sole and absolute discretion exercised in good faith, take any commercially reasonable and appropriate actions to enforce the provisions of this paragraph (4).

          (5) To the extent that the provisions Articles 7 and 8 of the Tax Protection Agreement being entered into by the Partnership concurrently with the issuance of the SCR Units (and the related definitions in the Tax Protection Agreement and the related Schedules to the Tax Protection Agreement), copies of which are attached hereto as Exhibit X, address matters addressed in, and/or provide for rights required to be provided for in Article VI and/or Exhibit B and Exhibit C to the Agreement, the referenced portions of the Tax Protection Agreement constitute amendments to Article VI and/or Exhibit B and Exhibit C to the Agreement, as applicable, insofar as that Article and/or Exhibit B and Exhibit C apply to the SCR Units."

         2. Section 11.3.A of the Agreement is hereby deleted in its entirety and replaced with the following:

         "A. General. Subject to the provisions of Sections 11.3.C, 11.3.D, 11.3.E and 11.6 below, prior to the first anniversary of the date of issuance, the Limited Partnership Interest of any Partner may not be offered for sale, sold, contracted for sale, pledged, transferred or otherwise disposed in whole or in part, directly, indirectly or beneficially (including without limitation, through a cash-settled derivative instrument), without the prior written consent of the General Partner, which consent the General Partner may grant or withhold in its sole discretion. Any attempt to affect any such sale, pledge, transfer or other disposition shall be void ab initio. Commencing with the first anniversary of the date of issuance, but subject to the provisions of Sections 11.3.C, 11.3.D, 11.3.E, 11.4 and 11.6 below, a Limited Partner (other than the General Partner or the General Partner Entity or any Subsidiary of either of them) may transfer all or any portion of its Limited Partnership Interest to any person provided that the Limited Partner obtains the prior written consent of the General Partner, which consent may be withheld only pursuant to one of the provisions of Sections 11.3.C, 11.3.D, 11.3.E, 11.4 or 11.6 below or if the General Partner determines in its sole discretion exercised in good faith that such a transfer would cause the Partnership or any or all of the


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Partners other than the Limited Partner seeking to transfer its rights as a
Limited Partner to be subject to tax liability as a result of such transfer."

         3. Section 11.6.C of the Agreement is hereby deleted in its entirety and replaced with the following:

          "C. Timing of Transfers. Transfers pursuant to this Article XI may only be made on the first day of a calendar month, unless the General Partner otherwise agrees.

         4. Subsection A of Section 12.2 of the Agreement is hereby amended to read in its entirety as follows:

         "A. General. No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner's sole and absolute discretion. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement, including, without limitation, pursuant to Section 4.1.C hereof, or who acquires or otherwise receives Partnership Units in any permitted transfer shall be admitted to the Partnership as an Additional Limited Partner only with the consent of the General Partner and only upon furnishing to the General Partner such documents or other instruments as the General Partner may require in its discretion, which may include, among other things, a written instrument, in a form acceptable to the General Partner, by which that Person confirms to the General Partner that it has accepted all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in
Section 15.11 hereof. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person and the number of Partnership Units issued to such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission. Regardless of the means by which any Additional Limited Partner is admitted to the Partnership, each Additional Limited Partner shall, automatically upon such admission, become subject to and bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of Section 15.11 hereof."

         5. Exhibit A of the Agreement is hereby deleted and is replaced in its entirety by new Exhibit A attached hereto as Attachment 1.

         6. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

                          SIGNATURES ON FOLLOWING PAGE


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         IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

                                      VORNADO REALTY TRUST


                                      By: /s/ JOSEPH MACNOW
                                         ---------------------------------------
                                          Name:  Joseph Macnow
                                          Title: Executive Vice President -
                                                 Finance and Administration and
                                                 Chief Financial Officer

Acknowledged and agreed:

CHARLES E. SMITH COMMERCIAL
REALTY L.L.C., as Representative of
each of the persons receiving SCR Units
as described in Section 1 above:

By: /s/ PAUL F. LARNER
   ------------------------------------
   Name:  Paul F. Larner
   Title: Chief Financial Officer

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                                                                       Exhibit X




                     TAX REPORTING AND PROTECTION AGREEMENT

                                  BY AND AMONG

                             VORNADO REALTY TRUST,

                              VORNADO REALTY L.P.,

                    CHARLES E. SMITH COMMERCIAL REALTY L.P.,

                                      AND

                  CHARLES E. SMITH COMMERCIAL REALTY, L.L.C.,
                 as Representative of, and for the Benefit of,
                the Holders of Units of Partnership Interest in
                    Charles E. Smith Commercial Realty L.P.



                                  Dated as of
                               December 31, 2001

                     TAX REPORTING AND PROTECTION AGREEMENT


         THIS TAX REPORTING AND PROTECTION AGREEMENT (this "Agreement") is entered into as of December 31, 2001, by and among VORNADO REALTY TRUST ("Vornado REIT"), a Maryland real estate investment trust and the sole general partner of Vornado Realty L.P.; VORNADO REALTY L.P., a Delaware limited partnership ("Vornado OP"); CHARLES E. SMITH COMMERCIAL REALTY L.P., a Delaware limited partnership ("SCR"); and CHARLES E. SMITH COMMERCIAL REALTY, L.L.C., a Delaware limited liability company and the sole general partner of SCR ("SCR GP"), as representative of the current holders of partnership interests in SCR (other than Vornado CESCR LLC and Vornado CESCR II LLC) (the "SCR Unitholders"). SCR GP is entering into this Agreement in its capacity as a general partner of SCR, in the capacity as representative of, and for the benefit of, each SCR Unitholder, and for its own account. Vornado REIT and Vornado OP hereby agree that each of the SCR Unitholders is a third party beneficiary of this agreement with all of the rights and privileges set forth herein.

         WHEREAS, Vornado REIT, Vornado OP, Vornado Merger Sub L.P. ("Vornado Merger Sub"), SCR, Robert H. Smith, and Robert P. Kogod have entered into that certain Agreement and Plan of Merger dated as of October 18, 2001 (the "SCR Merger Agreement") whereby Vornado REIT and Vornado OP will acquire SCR through a merger of Vornado Merger Sub with and into SCR, with the existing units of limited partnership interest in SCR (other than those held by Vornado CESCR LLC and Vornado CESCR II LLC) (the "Old SCR Units") being converted into units of limited partnership interest in Vornado OP (the "Vornado OP Units") and the partners of Vornado Merger Sub becoming the sole interest holders in SCR (the "Merger");

         WHEREAS, (i) Vornado Merger Sub, which is owned entirely by Vornado OP and an entity that is owned entirely by Vornado OP and disregarded for federal income tax purposes, is disregarded as an entity for federal income tax purposes under Treasury Regulation ss. 301.7701-3, and (ii) following the merger, SCR will be owned entirely by Vornado OP and another entity that is owned entirely by Vornado OP and that is disregarded for federal income tax purposes under Treasury Regulation ss. 301.7701-3, with the result that SCR will be disregarded as an entity for federal income tax purposes following the Merger, and Vornado OP will be treated as owning directly all of the assets of SCR, it is intended for federal income tax purposes that the Merger, regardless of form, be treated as a contribution by SCR of all of its assets, subject to all of its liabilities, to Vornado OP in exchange for partnership interests in Vornado OP under Section 721 of the Internal Revenue Code of 1986, as amended (the "Code"), followed by a distribution by SCR of those partnership interests in Vornado OP to the current holders of partnership units in SCR (other than Vornado CESCR LLC and Vornado CESCR II LLC) in accordance with their respective interests in SCR in liquidation of SCR; and

         WHEREAS, in accordance with Section 4.2 of the SCR Merger Agreement and in consideration for the agreement of SCR to consummate the Merger, the parties desire to enter into this Agreement regarding certain tax matters associated with the Merger.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the SCR Merger Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P. dated October 20, 1997, as amended to the date hereof, a copy of which is attached hereto as Exhibit A (the "Vornado OP Partnership Agreement").

         704(c) Value: Means the fair market value of each of the Protected Properties as agreed to by Vornado OP and SCR and as set forth in Schedule 3 hereto.

         Ceiling Rule Disparity: As defined in Section 7(a).

         Cumulative Net Ceiling Rule Disparity: As defined in Section 7(a).

         Curative Allocation: Means, (i) for the Fiscal Year ending December 31, 2002, an amount of income per Non-Rock Spring Protected Unit equal to $1.2613 (which amount shall be prorated for 2002 if the Merger occurs after January 1, 2002, based upon the number of days in 2002 following the Merger divided by
365), (ii) for the Fiscal Year ending December 31, 2003, an amount of income per Non-Rock Spring Protected Unit equal to $1.4781 and (iii) for each Fiscal Year following 2003 through and including 2041, an amount of income per Non-Rock Spring Protected Unit equal to $1.6423 (which amount per Non-Rock Spring Protected Unit shall be pro rated between the transferor and transferee with respect to a Non-Rock Spring Protected Unit that is transferred during any Fiscal Year, based upon the number of days in such Fiscal Year prior to the day on which such Non-Rock Spring Protected Unit was transferred and the number of days remaining in such Fiscal Year). If any taxable year of Vornado OP is less than 365 days, then the Curative Allocation shall be pro rated based upon the ratio of the number of days in such "short taxable year" to 365.

         Existing Nonrecourse Debt: Means all of the outstanding indebtedness of SCR and its Subsidiaries at the time of the closing of the Merger that is treated as a Nonrecourse Liability and that is secured by any of the Protected Properties (or is treated for purposes of Treasury Regulation ss. 1.752-3(a)(2) as secured by any of the Protected Properties). The Existing Nonrecourse Debt and the Protected Properties secured thereby are set forth on Schedule 4 hereto).

         Existing SCR Indebtedness: As defined in Section 2(d)(1).

         Extended Tax Protected Period: As defined in the definition of Protected Period.

         Guaranteed Amount: Means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by SCR Partner Guarantors. The Guaranteed Amount with respect to each Guaranteed Debt as of the date hereof is set forth on
Schedule 8 hereto.

         Guaranteed Debt: Means each of the loans listed on Schedule 8 hereto that is guaranteed by SCR Partner Guarantors on the date hereof, and any other loans incurred (or assumed) by Vornado OP or any of its Subsidiaries that are guaranteed by SCR Partner Guarantors at any time hereafter pursuant to Article 3 hereof.

         Initial Guarantee Shortfall: Means, as to each SCR Partner Guarantor, the excess of the amount of indebtedness that such SCR Partner Guarantor has committed to guarantee at the time of the Merger, which amount as to each SCR Partner Guarantor is set forth on Schedule 9 hereto, over the Scheduled Guarantee Amount for such SCR Partner Guarantor. The Initial Guarantee Shortfall for each SCR partner Guarantor as of the date hereof is set forth on Schedule 9 hereto. The Initial Guarantee Shortfall with respect to an SCR Partner Guarantor shall be reduced as set forth in Section 3(b).

         Lock-up Agreement: Means as to each SCR Unitholder who enters into the a Lock-Up Agreement in the form of Schedule 6 hereto, such Lock-up Agreement that such SCR Unitholder has entered into.

         Nonrecourse Liability: Means a "nonrecourse liability" as defined in Treasury Regulations ss. 1.752-1(a)(2).

         Non-Rock Spring Protected Units: Means all Protected Units other than the Protected Units issued in the Merger with respect to SCR Units that previously were issued to the former partners of First Rock Spring Limited Partnership in connection with the contribution of their interests in First Rock Spring Limited Partnership to SCR on or about January 31, 2000.

         Other Qualified Indebtedness: As defined in Section 2(d)(1).

         Protected Units: Means those Vornado OP Units issued to the SCR Unitholders in connection with the Merger, or any partnership interests in Vornado OP (or any other entity that is treated as a partnership for federal income tax purposes) thereafter issued by Vornado OP to the SCR Unitholders in exchange for such Protected Units or with respect to such Protected Units. The term Protected Units shall not include any other Vornado OP Units hereafter acquired by an SCR Unitholder, whether from Vornado OP (except as described in the immediately preceding sentence) or otherwise.

         Protected Properties: Means, except as otherwise specifically provided herein, those properties and assets set forth on Schedule 2 hereto 1/ and any other



--------------------
(1) The Protected Properties will include all buildings and land in which SCR owns a direct or indirect interest at the time of the Merger, all partnership or LLC interests owned directly or indirectly by SCR at the time of the Merger, the management business

                                                            [Footnote continued]
properties or assets hereafter acquired by Vornado OP or any direct or indirect Subsidiary of Vornado OP that are treated as "substituted basis property" as defined in Section 7701(a)(42) of the Code with respect to such Protected Properties.

         Protected Period: Means with respect to each SCR Unitholder, the period ending at 12:01 A.M. on January 1, 2012 (the "Initial Ten-Year Period"), provided, however, that the Protected Period with respect to each SCR Unitholder who enters into a Lock-Up Agreement in the form of Schedule 6 hereto shall be extended for an additional 10-year period, which shall end at 12:01 A.M. on January 1, 2022 (the additional 10-year period is referred to as the "Extended Tax Protected Period"), provided further that in the event of the death of all of Robert H. Smith, Robert P. Kogod, Clarice R. Smith and Arlene R. Kogod (a) during the Initial Ten-Year Period, no SCR Unitholder shall have an Extended Tax Protected Period beyond the Initial Ten-Year Period or (b) after the Initial Ten-Year Period, the Extended Tax Protected Period shall terminate with respect to each SCR Unitholder on the date of death of the last to survive of Robert H. Smith, Clarice R. Smith, Robert P. Kogod, or Arlene R. Kogod. In addition, the Extended Tax Protected Period shall be subject to early termination as set forth in Article 12 below.

         Qualified Guarantee: As defined in Section 3(b).

         Qualified Guarantee Indebtedness: As defined in Section 3(b).

         Qualified Replacement Indebtedness: As defined in Section 2(d)(1).

         SCR Merger Closing Date: Means December 31, 2001.

         SCR Partner Guarantors: Means those SCR Unitholders who, as of the time of the determination, have guaranteed any portion of any of the Guaranteed Debt. The SCR Partner Guarantors as of the date hereof, the aggregate amount of all Guaranteed Debt that each such SCR Partner has guaranteed as of the date hereof, and each SCR Partner Guarantor's dollar amount share of the Guaranteed Amount with respect to each Guaranteed Debt as of the date hereof are set forth on Schedules 8 and 9 hereto.

         SCR Unitholders: Means the SCR Unitholders set forth on Schedule 1 hereto,2/ and any Person who holds Protected Units who acquires such Protected Units




--------------------
[Footnote continued]

conducted by SCR and all stock or securities of any corporate entity to which all or any portion of such management business is transferred in connection with or following the Merger and in which Vornado OP owns a direct or indirect interest.

(2) The term SCR Unitholders shall include each SCR Unitholder that receives Vornado OP Units in the Merger.

from an SCR Unitholder in a transaction in which gain or loss is not recognized in whole or in part for federal income tax purposes and in which such transferee's adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of the SCR Unitholder in such Protected Units.

         Scheduled Guarantee Amount: Means, as to each SCR Partner Guarantor, the aggregate amount of all Guaranteed Debt that, as of the SCR Merger Closing Date, such SCR Partner Guarantor shall have guaranteed. The Scheduled Guarantee Amount for each such SCR Partner Guarantor is set forth on Schedule 9 to this Agreement. The Scheduled Guarantee Amount for an SCR Partner Guarantor shall be increased by the amount of any Qualified Guarantee Indebtedness guaranteed by such SCR Partner Guarantor pursuant to Section 3(b). The Scheduled Guarantee Amount for an SCR Partner Guarantor shall be reduced only if (i) such SCR Partner Guarantor notifies Vornado OP in writing that the Scheduled Guarantee Amount is thereafter to be reduced (which notice shall not affect any guarantees then existing by the SCR Partner Guarantor but, as to the dollar amount of the reduction specified in such notice, shall relieve Vornado OP of its obligation under this Agreement to maintain the Guaranteed Debt with respect to such SCR Partner Guarantor or to offer replacement debt to be guaranteed by the SCR Partner Guarantor), or (ii) in the event that any Guaranteed Debt is to be repaid or refinanced and Vornado OP offers in writing to the SCR Partner Guarantor the opportunity to enter into a Qualified Guarantee with respect to other Qualified Guarantee Indebtedness that meets all of the conditions set forth in Section 3(e) and the other applicable provisions of Article 3, the SCR Partner Guarantor fails, within 30 days after receipt of such offer from Vornado OP, to execute a guarantee with respect to such replacement Guaranteed Debt (provided that the amount of the reduction in the Scheduled Guarantee Amount with respect to such SCR Partner Guarantor shall not exceed the lesser of the dollar amount of the guarantee offered by Vornado and not accepted by the SCR Partner Guarantor or such SCR Partner Guarantor's share of the Guaranteed Amount with respect to the Guaranteed Debt being repaid or refinanced).

         Subsidiary: Means any partnership, limited liability company, trust or other entity either (a) whose disposition of a Protected Property or any direct or indirect interest in a Protected Property or (b) a direct or indirect disposition of an interest in which by Vornado OP would result in the allocation of taxable gain to one or more SCR Unitholders pursuant to Section 704(c) of the Code and the Treasury Regulations thereunder.

         Successor Partnership: As defined in Section 2(b).

         Taxes: Means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments and estimated taxes, assessments, deficiencies, levies, imposts, duties, withholdings, or other similar charges of every kind, character or description imposed by any governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

                                    ARTICLE 2
              RESTRICTIONS ON DISPOSITIONS OF PROTECTED PROPERTIES

         (a) General Prohibition on Disposition. Vornado OP agrees for the benefit of each SCR Unitholder, for the term of the Protected Period applicable to such SCR Unitholder, not to directly or indirectly sell, exchange, transfer, or otherwise dispose of any Protected Property or any interest therein (without regard to whether such disposition is voluntary or involuntary). Without limiting the foregoing, the term "sale, exchange, transfer or disposition" by Vornado OP shall be deemed to include, and the prohibition shall extend to:

         (i) any direct or indirect disposition by any direct or indirect Subsidiary (including SCR) of any Protected Property or any interest therein;

         (ii) any direct or indirect disposition by Vornado OP of all or any portion of its interest in SCR;

         (iii) any direct or indirect disposition by Vornado OP or any Subsidiary of Vornado OP of all or any portion of its interest in any entity that (A) was a Subsidiary of SCR or (B) is a Subsidiary of Vornado and owns a direct or indirect interest in a Protected Property (which prohibition shall include, without limitation, any transaction involving a distribution or deemed distribution by a Subsidiary to Vornado OP under Section 731 of the Code);

         (iv) any direct or indirect distribution by Vornado OP of any Protected Property (or any direct or indirect interest therein) that is subject to Section 704(c)(1)(B) of the Code and the Treasury Regulations thereunder; and

         (v) any distribution by Vornado OP to an SCR Unitholder that is subject to Section 737 of the Code and the Treasury Regulations thereunder (except as, and to the extent, permitted under Section 2(f) below);

Without limiting the foregoing, a disposition shall include any transfer, voluntary or involuntary, in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding, except as set forth in
Section 2(d) below. This Section 2(a) shall not be violated by an actual or deemed distribution of money (within the meaning of Section 731 of the Code) by Vornado OP that results in the recognition of gain solely by reason of Section 731 of the Code.

         (b) Exceptions Where No Gain Recognized. Notwithstanding the restriction set forth in Section 2(a), Vornado OP or any Subsidiary (including
SCR) may dispose of a Protected Property (or an interest therein) if such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the nonrecognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of Vornado OP (or SCR, as applicable) with or into another entity that qualifies for taxation as a "partnership" for federal income tax purposes (a "Successor Partnership")) that, as to each of the foregoing, does not result in the recognition of any taxable income or gain to any SCR Unitholder with respect to any of the Protected Units; provided, however, that:

         (1) in the event of a disposition under Section 1031 or Section 1033 of the Code, any property that is acquired in exchange for or as a replacement for a Protected Property shall thereafter be considered a Protected Property;

         (2) in the case of a Section 1031 like-kind exchange, if such exchange is with a "related party" within the meaning of
                 Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Protected Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) to apply with respect to the Protected Property (including by reason of the application of Section 1031(f)(4)) shall be considered a violation of Section 2(a) by Vornado OP;

         (3) if the Protected Property is transferred to another entity in a transaction in which gain or loss is not recognized, the direct and indirect interest of Vornado OP in such entity shall thereafter be considered a Protected Property, and if the acquiring entity's disposition of the Protected Property would cause an SCR Unitholder to recognize gain or loss as a result thereof, the transferred Protected Property still shall be considered a Protected Property;

         (4) if Vornado OP directly or indirectly receives any property that is in whole or in part a "substituted basis property" as defined in Section 7701(a)(42) of the Code with respect to a Protected Property (including, without limitation, a Protected Property by reason of clause (3) above), such substituted basis property shall thereafter be considered a Protected Property;

         (5) in the event that at the time of the exchange or other disposition the Protected Property is secured, directly or indirectly, by indebtedness that is guaranteed by an SCR Unitholder (or for which an SCR Unitholder otherwise has personal liability) and that is not then in default and the transferee is not a Subsidiary of Vornado OP that both is more than 50% owned, directly or indirectly by Vornado OP and is and will continue to be under the legal control of Vornado OP (which shall include a partnership or limited liability company in which Vornado OP or a wholly owned subsidiary of Vornado OP is the sole managing general partner or sole managing member, as applicable), (a) either (I) such indebtedness shall be repaid in full or (II) Vornado shall obtain from the lenders with respect to such indebtedness a full and complete release of liability for each of the SCR Unitholders that has guaranteed, or otherwise has liability for, such indebtedness, and (b) if such indebtedness is a Guaranteed Debt and the Protected Period of the SCR Partner Guarantors with respect to such Guaranteed Debt shall not have expired, Vornado OP shall comply with its covenants set forth in Article 3 below with respect to such Guaranteed Debt and the SCR

                 Partner Guarantors that are considered to have liability for such Guaranteed Debt (determined under Section 3(d), treating such events as a repayment of the Guaranteed Debt); and

         (6) in the event of a merger or consolidation involving Vornado OP (or any Subsidiary) and a Successor Partnership, the Successor Partnership shall have agreed in writing for the benefit of the SCR Unitholders that all of the restrictions of this Article 2 shall continue to apply with respect to the Protected Properties.

         (c) Mergers. Any merger or consolidation involving Vornado OP or any Subsidiary of Vornado OP, whether or not Vornado OP is the surviving entity in such merger or consolidation, that results in an SCR Unitholder being required to recognize part or all of the gain that would have been recognized for federal income tax purposes upon a fully taxable disposition of one or more Protected Properties at the time of the Merger shall be deemed to be a disposition of the Protected Properties for purposes of Section 2(a).

         (d) Exceptions for Certain Foreclosures, Bankruptcies and Involuntary Transfers. Notwithstanding the restriction set forth in Section 2(a), and in addition to the exceptions set forth in Section 2(b), Vornado OP or any Subsidiary (including SCR) may dispose of a Protected Property (or an interest therein), without such disposition being considered to be a violation of Article 2 or Vornado OP incurring any liability under Article 5 as a result of this
Article 2, as follows:

         (1) pursuant to the foreclosure of a loan secured, directly or indirectly, by a Protected Property, or in connection with the bankruptcy of an entity owning a direct or indirect interest in the Protected Property if all of the following conditions are satisfied (A) if a foreclosure, the foreclosure (I) is of indebtedness that was incurred by SCR prior to the time of the Merger and was in place at the time of the Merger ("Existing SCR Indebtedness"), (II) is of indebtedness incurred to refinance Existing SCR Indebtedness and the amount of such replacement indebtedness at the time it was incurred did not exceed the sum of the then outstanding Existing SCR Indebtedness being refinanced, plus all costs (including prepayment fees, "breakage" payments and similar costs) incurred in connection with such refinancing and such replacement indebtedness was provided by an institutional lender in connection with its business of lending money ("Qualified Replacement Indebtedness"), or (III) is of indebtedness that, at the time incurred, did not exceed (taking into account all other indebtedness then outstanding and either secured by the Protected Property or owed by the entity incurring such indebtedness and its direct or indirect subsidiaries) seventy percent (70%) of the fair market value of the Protected Property at such time (as determined in good faith by Vornado OP) ("Other Qualified Indebtedness"); (B) if a bankruptcy, the only indebtedness of the entity in bankruptcy for borrowed money (other than obligations to trade creditors incurred in the ordinary course of business) is Existing SCR Indebtedness, Qualified Replacement Indebtedness and/or Other

                 Qualified Indebtedness; (C) at all times from the time of the Merger to the time of the foreclosure or bankruptcy, as applicable, the direct or indirect percentage ownership interest of Vornado OP in the Protected Property was not less than the lesser of fifty-one percent (51%) or the percentage interest of SCR in such Protected Property at the time of the Merger; (D) Vornado OP at all times since the Merger shall have had and shall have exercised the legal right to control the operations of the Protected Property (and any entities through which Vornado OP owns a direct or indirect interest therein);
                 (E) if such Existing SCR Indebtedness, Qualified Replacement Indebtedness, or Other Qualified Indebtedness shall have matured, Vornado OP shall have used commercially reasonable efforts commencing a commercially reasonable period prior to the stated maturity of such indebtedness to cause such indebtedness to be refinanced, provided that such refinancing can be obtained on commercially reasonable terms; and (F) Vornado OP shall have used commercially reasonable efforts (considering its own best interests) to prevent such foreclosure or bankruptcy (provided that such required efforts shall not include contributing capital or otherwise providing funds to repay such indebtedness);

         (2) an event (other than a foreclosure or bankruptcy, unless such foreclosure satisfies clause (1) above) described in Section 1033 of the Code, other than a disposition resulting from or made in connection with the mere threat or imminence of a requisition or condemnation; provided that Vornado OP agrees to cause any real property purchases that it and/or its Subsidiaries undertake and complete after the occurrence of the event described in this Section 2(d)(2) and prior to the expiration of the applicable replacement period under Section 1033 (determined taking into account Section 1033(g) of the Code) and that otherwise would qualify as replacement property for purposes of Section 1033 of the Code with respect to the Protected Property to be treated as replacement acquisitions for the purposes of this Section 2(d)(2) (other than acquisitions made with Vornado OP Units, acquisitions made as part of a Section 1031 exchange and acquisitions made as part of another Section 1033 transaction.

         (e) Issuances of Additional Equity Interests. Notwithstanding Section 2(a), the issuance of additional partnership interests in Vornado OP pursuant to the Vornado Partnership Agreement shall not be considered to be prohibited by this Section 2 unless such partnership interests are in a form that either their issuance, or any exercise by a holders of any rights thereunder, would be considered to result in a direct or indirect taxable disposition by Vornado OP or any Subsidiary of one or more of the Protected Properties or any interest therein (determined taking into account, without limitation, Sections 704(c)(1)(B), 707(a), and 737 of the Code and the Treasury Regulations thereunder).

         (f) Limited Exception for Certain Distributions by Vornado OP. Section 2(a)(v) shall not be construed to prohibit any distribution of property (such as, but not limited to, debt securities and equity securities in a corporation, a limited liability company, or another partnership) made by Vornado OP with respect to Vornado OP Units so long as all of the following conditions are satisfied:

         (i) the distributed property received by each holder of Protected Units is registered under the Securities Exchange Act of 1934, is listed for trading on the New York Stock Exchange, the NASDAQ National Market System, or another comparable national exchange or market system, and is freely transferable by the recipient thereof under the applicable federal and state securities laws; and

         (ii) any gain required to be recognized by a holder of Protected Units by reason of such distribution does not exceed the fair market value of the distributed property at the time of such distribution.


                                    ARTICLE 3
                       GUARANTEES OF DEBT AND RESTRICTIONS
                        ON REFINANCING OF GUARANTEED DEBT


         (a) Initial Guaranteed Debt. Either in connection with the Merger or in connection with prior debt financings undertaken by SCR, the SCR Partner Guarantors have entered into those certain guarantee agreements whereby the SCR Partner Guarantors have guaranteed the Guaranteed Debt in an aggregate amount equal to the Guaranteed Amount. Schedule 8 hereto sets forth, as of the date hereof, the amount of all Guaranteed Debt and each SCR Partner Guarantor's share of the Guaranteed Amount with respect to each Guaranteed Debt.

         (b) Requirement to Offer Additional Guaranteed Debt. Not later than December 31, 2004, Vornado OP shall offer to each SCR Partner Guarantor in writing the opportunity to guarantee other Vornado OP indebtedness (which other indebtedness may be, but is not required to be, indebtedness of SCR or one of its Subsidiaries) in an amount equal to the Initial Guarantee Shortfall for such SCR Partner Guarantor. In order for the offer of Vornado OP to satisfy the requirements of this Section 3(b), (i) the indebtedness to be guaranteed, and the terms of the guaranty must satisfy all of the conditions set forth in
Section 3(e) (indebtedness satisfying all such conditions is referred to as "Qualified Guarantee Indebtedness"); (ii) the guarantee by the SCR Partner Guarantors must be pursuant to a Guaranty Agreement substantially in the form attached hereto as Schedule 7 that satisfies the conditions set forth in Sections 3(e)(i) and (iii) (a "Qualified Guarantee"); (iii) the amount required to be guaranteed by each SCR Partner Guarantor cannot exceed such SCR Partner Guarantor's then existing Initial Guarantee Shortfall; and (iv) the offer of Vornado OP to such SCR Partner Guarantors pursuant hereto must be in writing and the SCR Partner Guarantors must have not less than thirty (30) days to elect to enter into such guarantees. If, and to the extent that, an SCR Partner Guarantor elects to guarantee Qualified Guarantee Indebtedness pursuant to an offer made in accordance with this Section 3(b), such indebtedness thereafter shall being considered a Guaranteed Debt and subject to all of this Article 3, and the Initial Guarantee Shortfall of such SCR Partner Guarantor shall be reduced by the amount of such guarantee. If an offer is made by Vornado OP to an SCR Partner Guarantor pursuant to this Section 3(b) that complies with all of the requirements of this Section

3(b) and such SCR Partner Guarantor does not join in the guarantee pursuant to such offer (or joins in the guarantee for less than lesser of the amount offered or its then remaining Initial Guarantee Shortfall), Vornado OP thereafter shall have no obligation to such SCR Partner Guarantor with respect to that portion of such SCR Partner Guarantor's Initial Guarantee Shortfall that corresponds to the amount of the indebtedness that the SCR Partner Guarantor elected not to guarantee (and such SCR Partner Guarantor's Initial Guarantee Shortfall shall be considered to have been reduced accordingly).

         (c) Covenant With Respect to Guaranteed Debt Collateral. Vornado OP covenants with the SCR Partner Guarantors with respect to the Guaranteed Debt that (A) it will comply with the requirements set forth in Section 2(b)(5) upon any disposition of any collateral for a Guaranteed Debt, whether during or following the applicable Protected Period, and (B) it will not at any time, whether during or following the applicable Protected Period, pledge the collateral with respect to a Guaranteed Debt to secure any other indebtedness (unless such other indebtedness is, by its terms, subordinate in all respects to the Guaranteed Debt for which such collateral is security) or otherwise voluntarily dispose of or reduce the amount of such collateral unless either (i) after giving effect thereto the conditions in Section 3(e)(ii) would continue to be satisfied with respect to the Guaranteed Debt and the Guaranteed Debt otherwise would continue to be Qualified Guarantee Indebtedness, or (ii) Vornado OP (A) obtains from the lender with respect to the original Guaranteed Debt a full and complete release of any SCR Partner Guarantor unless the SCR Partner Guarantor expressly requests that it not be released, and (B) if the applicable Protected Period has not expired as to all SCR Partner Guarantors with respect to such original Guaranteed Debt, offers to each SCR Partner Guarantor with respect to such original Guaranteed Debt as to whom the Protected Period has not expired, not less than 30 days prior to such pledge or disposition, the opportunity to enter into a Qualified Guarantee of other Vornado OP indebtedness that constitutes Qualified Guarantee Indebtedness (with such replacement indebtedness thereafter being considered a Guaranteed Debt and subject to this
Article 3) in an amount equal to the amount of such original Guaranteed Debt that was guaranteed by such SCR Partner Guarantor.

         (d) Repayment or Refinancing of Guaranteed Debt. Vornado OP shall not, at any time during the Protected Period applicable to an SCR Partner Guarantor, repay or refinance all or any portion of any Guaranteed Debt unless (i) after taking into account such repayment, each SCR Partner Guarantor would be entitled, pursuant to Treasury Regulation ss. 1.752-2 (and not Treasury Regulation ss. 1.752-3), to include in its basis for its Protected Units an amount of Guaranteed Debt equal to its Scheduled Guarantee Amount, or (ii) alternatively, Vornado OP, not less than 30 days prior to such repayment or refinancing, offers to the applicable SCR Partner Guarantors the opportunity to enter into a Qualified Guarantee with respect to other Qualified Guarantee Indebtedness in an amount sufficient so that, taking into account such guarantees of such other Qualified Guarantee Indebtedness, each SCR Partner Guarantor who elects to guarantee such other Qualified Guarantee Indebtedness in the amount specified by Vornado OP would be entitled, pursuant to Treasury Regulation ss. 1.752-2 (and not Treasury Regulation ss. 1.752-3), to include in its adjusted tax basis for its Protected Units debt equal to the Scheduled Guarantee Amount for such SCR Partner Guarantor.

         (e) Criteria for Indebtedness to be Guaranteed and Guarantees. The Guaranteed Debt (and any additional or replacement Guaranteed Debt offered pursuant to Sections 3(b), 3(c), 3(d), and 3(g) hereof) and the guarantees with respect thereto shall at all times meet the following conditions:

              (i) each such guarantee shall be a "bottom dollar guarantee" in that the lender for the Guaranteed Debt is required to pursue all other collateral and security for the Guaranteed Debt (other than any "bottom dollar guarantees" permitted pursuant to this clause (i) and/or Section 3(f) below) prior to seeking to collect on such a guarantee, and the lender shall have recourse against the guarantee only if, and solely to the extent that, the total amount recovered by the lender with respect to the Guaranteed Debt after the lender has exhausted its remedies as set forth above is less than the aggregate of the Scheduled Guarantee Amounts with respect to such Guaranteed Debt (plus the aggregate amounts of any other guarantees (x) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this
         Section 3 are entered into, or (y) that are entered into after the date the guarantees pursuant to this Section 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3(f) below, but only to the extent that, in either case, such guarantees are "bottom dollar guarantees" with respect to the Guaranteed Debt), and the aggregate liability of each SCR Partner Guarantor for all Guaranteed Debt shall be limited to the amount actually guaranteed by such SCR Partner Guarantor;

              (ii) the fair market value of the collateral against which the lender has recourse pursuant to the Guaranteed Debt, determined as of the time the guaranty is entered into (an independent appraisal relied upon by the lender in making the loan shall be conclusive evidence of such fair market value when the guarantee is being entered into in connection with the closing of such loan), shall not be less than 3.333 times the sum of (x) the aggregate of the Scheduled Guarantee Amounts with respect to such Guaranteed Debt plus (y) the dollar amount of any other indebtedness that is senior to or pari pasu with the Guaranteed Debt and as to which the lender thereunder has recourse against property that is collateral for the Guaranteed Debt, plus (z) the aggregate amounts of any other guarantees (A) that are in effect with respect to such Guaranteed Debt at the time the guarantees pursuant to this Section 3 are entered into, or (B) that are entered into after the date the guarantees pursuant to this Section 3 are entered into with respect to such Guaranteed Debt and that comply with Section 3(f) below, but only to the extent that in either case, such guarantees are "bottom dollar guarantees" with respect to the Guaranteed Debt);

              (iii) (A) the executed guarantee must be delivered to the lender and (B) the execution of the guarantee by the SCR Partner Guarantors must be acknowledged by the lender as an inducement to it to make a new loan, to continue an existing loan (which continuation is not otherwise required), or to grant of a material consent under an existing loan

         (which consent is not otherwise required to be granted) or, alternatively, the guarantee must be with respect to a loan that, under the terms thereof, (I) is governed by New York law and either the loan is secured by property located in New York, the lender has a significant place of business in New York (with any bona fide branch or office of the lender through which the loan is made, negotiated, or administered being deemed a "significant place of business" for the purposes hereof), or the lender obtained in connection with such loan an opinion of counsel to the effect that such provisions regarding New York law are enforceable, or (II) is governed by the laws of another state that has a statutory provision or applicable controlling judicial decisions that are comparable to Section 5-1401 of the New York General Obligations Law and the conditions set forth in clause (I) with respect to New York would be satisfied with respect to such other state;

              (iv) the aggregate amount of guarantees, indemnities, and other similar undertakings with respect to such debt must not exceed the face amount of the debt;

              (v) as to each SCR Partner Guarantor that is executing a guarantee pursuant hereto, there must be no other Person that would be considered to "bear the economic risk of loss," within the meaning of Treasury Regulation ss. 1.752-2, or would be considered to be "at risk" for purposes of Section 465(b) with respect to that portion of such debt for which such SCR Partner Guarantor is being made liable for purposes of satisfying Vornado OP's obligations to such SCR Partner Guarantor under this Article 3; provided that so long as the initial lender is not Vornado REIT or a person considered to be a partner in Vornado OP or related to such a partner (determined excluding persons qualifying for the de minimis exception set forth in Treasury Regulation ss. 1.752-2(d)(1)), Vornado OP will not be considered to have violated this limitation by reason of actions of persons (other than Vornado REIT and its subsidiaries and their officers and directors) that are neither consented to in writing nor facilitated by Vornado OP or Vornado REIT (except that the foregoing proviso shall not apply to other similar "bottom dollar guarantees" existing and permitted pursuant to Section 3(e)(i) and/or added pursuant to Section 3(f));

              (vi) the obligor with respect to the debt to be guaranteed is Vornado OP or a Subsidiary of Vornado OP in which Vornado OP owns, directly and indirectly, not less than 51% of the economic interests and which is and will continue to be under the legal control of Vornado OP (which shall include a partnership or limited liability company in which Vornado OP or a wholly owned subsidiary of Vornado OP is the sole managing general partner or sole managing member, as applicable).

         (f) Limitation on Additional Guarantees With Respect to Debt Secured by Collateral for Guaranteed Debt. Vornado OP shall not offer the opportunity or make available a guaranty of any Guaranteed Debt or other debt that is secured, directly or indirectly, by any collateral for Guaranteed Debt unless (i) such debt by its terms is subordinate in all respects to the Guaranteed Debt or, if such others guarantees are of the Guaranteed Debt itself, such guarantees by their terms must be paid in full before the lender can have recourse to the SCR Partner Guarantors (i.e., the first dollar amount of recovery by the applicable lenders must be applied to the Guaranteed Amount); provided that the foregoing shall not apply with respect to additional guarantees of Guaranteed Debt so long as the conditions set forth in Sections 3(e)(ii) and (v) would be satisfied immediately after the implementation of such additional guarantee (determined in the case of Section 3(e)(ii), based upon the fair market value of the collateral for such Guaranteed Debt at the time the additional guarantee is entered into and adding the amount of such additional guarantee(s) to the sum of the applicable Scheduled Guarantee Amounts with respect to such Guaranteed Debt plus any other preexisting "bottom dollar guarantee" previously permitted pursuant to this Section 3(f) or Sections 3(e)(i) and (ii) above, for purposes of making the computation provided for in
Section 3(e)(ii)), and (ii) such other guarantees do not have the effect of reducing the amount of the Guaranteed Debt that is includible by any SCR Partner Guarantor in its adjusted tax basis for its SCR Partnership Units pursuant to Treasury Regulation ss. 1.752-2.

         (g) Amortization of Guaranteed Debt. In the event that the principal amount of a Guaranteed Debt is decreased as a result of amortization of such Guaranteed Debt such that the principal amount of the Guaranteed Debt (reduced by the amount of any other guarantees, indemnities or similar arrangements that apply with respect to such debt) is less than the Scheduled Guarantee Amount with respect to such Guaranteed Debt, then Vornado OP shall make available to the applicable SCR Partner Guarantors the opportunity to guarantee other Qualified Guarantee Indebtedness in an amount equal to the Scheduled Guarantee Amounts with respect to such debt (pursuant to a Qualified Guaranty that satisfies the conditions set forth in Section 3(e) above), with such replacement indebtedness thereafter being subject to this Article 3. Vornado OP shall have the right, but not the obligation, to offer to one or more SCR Partner Guarantors the opportunity to enter into a Qualified Guarantee with respect to Qualified Guarantee Indebtedness in an amount up to (but not in excess of) the projected reductions in such SCR Partner Guarantor's "share" of an amortizing Guaranteed Debt below such SCR Partner Guarantor's Scheduled Guarantee Amount with respect thereto during the next three years (or if less, the balance of such SCR Partner Guarantor's Protected Period) (an "Advance Replacement Guarantee Offer"). If Vornado OP makes an Advance Replacement Guarantee Offer in writing to an SCR Partner Guarantor and such SCR Partner Guarantor does not enter into the Qualified Guarantee offered in connection therewith, this Section 3(g) shall not be considered to have been violated with respect to such SCR Partner Guarantor by reason of amortization of the Guaranteed Debt with respect to which the Advance Replacement Guarantee Offer was made, up to the amount for which such Advance Replacement Guarantee Offer was made and not accepted.

         (h) Process. Whenever Vornado OP is required under this Article 3 to offer to one or more of the SCR Partner Guarantors an opportunity to guarantee Qualified Guarantee Indebtedness, Vornado OP shall be considered to have satisfied its obligation if the other conditions in this Article 3 are satisfied and, not less than thirty (30) days prior to the date that such guarantee would be required to be executed in order to satisfy this Article 3, Vornado OP sends by first class mail, return receipt requested, to the last known address of each such SCR Partner Guarantor (as reflected in the records of Vornado OP) the Guaranty Agreement to be executed (which shall be substantially in the form of the Schedule 7 hereto, with such changes thereto as are necessary to reflect the relevant facts) and a brief letter explaining the relevant circumstances (including that the offer is being made pursuant to this Article 3, the circumstances giving rise to the offer, a brief summary of the terms of the Qualified Guarantee Indebtedness to be guaranteed, a brief description of the collateral for the Qualified Guarantee Indebtedness, a statement of the amount to be guaranteed, the address to which the executed Guaranty Agreement must be sent and the date by which it must be received, and a statement to the effect that, if the SCR Partner the fails to execute and return the Guaranty Agreement within the time period specified, the SCR Partner Guarantor thereafter would lose its rights under this Article 3 with respect to the amount of debt that Vornado OP is required to offer to be guaranteed and for which the guarantee is being offered, and depending upon the SCR Partner Guarantor's circumstances and other circumstances related to Vornado OP, the SCR Partner could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the applicable Protected Period, that otherwise would have been deferred). If a notice is properly sent in accordance with this procedure, Vornado OP shall have not responsibility as a result of the failure of an SCR Partner Guarantor either to receive such notice or to have responded thereto within the specified time period. 3/

         (i) Reduction in Obligations of SCR Guarantor Partners. If an offer to guarantee debt is made by Vornado OP to an SCR Partner Guarantor pursuant to this Section 3 that complies with all of the applicable requirements of this
Section 3, an SCR Partner Guarantor may elect not to join in a guarantee at all, or to join in a guarantee for less than the full amount offered, but if such SCR Partner Guarantor does not join in the guarantee pursuant to such offer (or joins in the guarantee for less than the amount offered (provided that the amount offered does not exceed its then remaining Initial Guarantee Shortfall and the portion of Scheduled Guarantee Amount for which a replacement guarantee is being offered)), Vornado OP thereafter shall have no obligation to such SCR Partner Guarantor with respect to that portion of such SCR Partner Guarantor's Initial Guarantee Shortfall and/or Scheduled Guarantee Amount that corresponds to the amount of the indebtedness that the SCR Partner Guarantor elected not to guarantee (and such SCR Partner Guarantor's Initial Guarantee Shortfall or Scheduled Guarantee Amount, as applicable, shall be considered to have been reduced accordingly).

         (j) Limitation on Liability. So long as Vornado OP shall have complied with all of the applicable provisions of this Section 3 and Section 8(a)(i), neither Vornado OP nor Vornado REIT shall have any liability to an SCR Partner Guarantor under this Section 3 by reason of a successful assertion by the Internal Revenue Service that guarantees of Guaranteed Debt, whether entered into prior to the Merger or subsequent to the Merger and pursuant to this
Section 3, are not effective to cause the affected SCR Partner Guarantors to be allocated debt pursuant to Treasury Regulation 1.752-2 or considered to be "at risk" for purposes of Section 465(b).

--------------------
(3) Prior to the closing of the Merger, the parties may agree to an approved form of a notice pursuant hereto, which if agreed upon shall be added as a Schedule to this Agreement.

         (k) Presumption as to Schedule 7. The form of the Guaranty Agreement attached hereto as Schedule 7 shall be conclusively presumed to satisfy the conditions set forth in Section 3(e)(i) and to have caused the Guaranteed Debt to be considered allocable to the SCR Guarantor Partner who enters into such Guaranty Agreement pursuant to Treasury Regulation ss. 1.752-2 so long as all of the following conditions are met with respect such Guaranteed Debt:

         (i) there are no other guarantees in effect with respect to such Guaranteed Debt (other than the guarantees contemporaneously being entered into by the SCR Partner Guarantors pursuant to this Article 3);

         (ii) the collateral securing such Guaranteed Debt is not, and shall not thereafter become, collateral for any other indebtedness that is senior to or pari pasu with such Guaranteed Debt;

         (iii) no additional guarantees with respect to such Guaranteed Debt will be entered into during the applicable Protected Period pursuant to the proviso set forth in Section 3(f);

         (iv) the lender with respect to such Guaranteed Debt is not Vornado OP, any Subsidiary or other entity in which Vornado OP owns a direct or indirect interest, Vornado REIT, any other partner in Vornado OP, or any person related to any partner in Vornado OP as determined for purposes of Treasury Regulation ss. 1.752-2; and

         (v) none of Vornado REIT, nor any other partner in Vornado OP, nor any person related to any partner in Vornado OP as determined for purposes of Treasury Regulation ss. 1.752-2 shall have provided, or shall thereafter provide, collateral for, or otherwise shall have entered into, or shall thereafter enter into, a relationship that would cause such person or entity to be considered to bear the risk of loss with respect to such Guaranteed Debt, as determined for purposes of Treasury Regulation ss. 1.752-2.

         (l) Exception for Certain Foreclosures and Involuntary Transfers. If a Guaranteed Debt is repaid or extinguished in connection with a foreclosure, bankruptcy, or involuntary transfer that satisfies the conditions set forth in
Section 2(d), Vornado OP shall not be considered to have violated Section 3(d) so long as Vornado OP undertakes commercially reasonable efforts to make available to the affected SCR Partner Guarantors as soon as reasonably practicable under the circumstances other Qualified Guarantee Indebtedness to guarantee pursuant to Qualifying Guarantees, including any new or additional indebtedness thereafter incurred by Vornado OP and its Subsidiaries, provided that Vornado OP shall not be obligated to incur new or additional indebtedness in order to satisfy such undertaking.

                                    ARTICLE 4
       LIMITATION ON REPAYMENT OR PREPAYMENT OF EXISTING NONRECOURSE DEBT

         (a) Obligation to Retain Existing Nonrecourse Debt. Unless and until Vornado OP has satisfied its obligations to an SCR Partner Guarantor under
Section 3(b) above (or if sooner, the expiration of the Protected Period applicable to such SCR Partner Guarantor), Vornado OP shall not, directly or indirectly, cause or permit Vornado OP or any Subsidiary to repay or prepay any of the Existing Nonrecourse Debt if, after giving effect to such payment, such SCR Partner Guarantor would be allocated at any time prior to the expiration of the Protected Period applicable to such Guarantor Partner pursuant to Treasury Regulation ss. 1.752-3(a) an amount of Existing Nonrecourse Debt and/or other indebtedness of Vornado OP that qualifies as a Nonrecourse Liability that is less than such SCR Partner Guarantor's then remaining Initial Guarantee Shortfall. If, and to the extent, that Vornado OP relies on other Nonrecourse Liabilities of Vornado OP for purposes of this Section 4(a), such other Nonrecourse Liabilities shall be subject to this Article 4. This Section 4(a) shall have no application with respect to any SCR Unitholder who is not an SCR Partner Guarantor, or with respect to any SCR Partner Guarantor either who has no Initial Guarantee Shortfall, or whose Initial Guarantee Shortfall has been reduced to zero pursuant to Section 3(b) (including, without limitation, by reason of the last sentence thereof). At such time as Vornado OP has satisfied all of its obligations to all SCR Partner Guarantors under Seciton 3(b) above, this Article 4 shall cease to have any application.

         (b) Exceptions for Principal Amortization and Certain Refinancings. The requirements in Section 4(a) above shall not apply in the case of:

              (i) a payment or repayment that consists solely of a required principal amortization payment made with respect to an Existing Nonrecourse Debt or Replacement Debt (as defined in clause (ii) below) in accordance with the principal amortization schedules in effect at the effective time of the Merger with respect to such Existing Nonrecourse Debt (or in the case of Replacement Debt, a principal amortization schedule that meets the conditions set forth in subclause (z) of clause (ii) below); provided that a required payment of principal at the scheduled maturity of any indebtedness shall not be considered within the scope of this clause (i) (and, accordingly, Vornado OP shall be required to refinance such maturing indebtedness with debt that would be considered qualifying Replacement Debt under clause (ii) below); or

              (ii) a payment of principal made from proceeds of new indebtedness incurred to refinance Existing Nonrecourse Debt (such new indebtedness incurred pursuant to the refinancing that meets the conditions set forth below in this clause (ii) is referred to in this Agreement as "Replacement Debt"), provided that (x) such refinancing is made on a basis that the Replacement Debt would be considered a Nonrecourse Liability that is allocable for purposes of Treasury Regulations ss. 1.752-3(a) as the Existing Nonrecourse Debt being refinanced;
(y) that the principal amount of the Replacement Debt is at least equal to the principal amount of the Existing Nonrecourse Debt on the date of such refinancing; and (z) provides either for "interest-only" payments or for level payments of principal and interest that would not result in amortization of the remaining principal balance over a period shorter than the lesser of twenty-five years or the scheduled amortization of the Existing Nonrecourse Debt.

              (c) Deemed Refinancings. For the purposes of this Article 4, any transaction or other event, including, without limitation, any modification of indebtedness, which in each case was either facilitated by, or consented in writing to, by Vornado OP or Vornado REIT, in which any partner in Vornado OP or any affiliate of any such partner in Vornado OP would become personally liable for, or would bear or incur, directly or indirectly, the "risk of loss" with respect to any Existing Nonrecourse Debt or any Replacement Debt that would cause such Debt either not to be considered a Nonrecourse Liability or not to qualify as "qualified nonrecourse financing" for purposes of Section 465(b)(6)(B) of the Code shall be considered a refinancing of such Debt and shall be subject to the requirements set forth in this Article 4.

              (d) Deemed Repayment. For the purposes of this Article 4, any sale, exchange or other disposition (including, without limitation, an exchange to which Section 1031 or 1033 of the Code applies, any transfer that is subject to either Section 2(b)(5) or Section 2(b)(6), and any disposition, voluntary or involuntary, pursuant to a foreclosure proceeding, a deed in lieu of foreclosure or a bankruptcy proceeding) of either a property that is subject to an Existing Nonrecourse Debt or Replacement Debt or a direct or indirect interest in an entity that is the obligor with respect to Existing Nonrecourse Debt or Replacement Debt shall be considered a repayment of such Debt for purposes of
Section 4(a); provided that the foregoing shall not apply with respect to any foreclosure, bankruptcy or involuntary transfer that satisfies the conditions set forth in Section 2(d).

                                    ARTICLE 5
                               REMEDIES FOR BREACH

              (a) Monetary Damages. In the event that Vornado OP breaches its obligations set forth in Article 2, Article 3, Article 4, Article 7, Article 8 or Article 10 with respect to an SCR Unitholder during the Protected Period, the SCR Unitholder's sole right shall be to receive from Vornado OP, and Vornado OP shall pay to such SCR Unitholder as damages, an amount equal to the lesser of:

                   (i) the aggregate federal, state and local income taxes
              incurred by the SCR Unitholder as a result of the income or gain allocated to, or otherwise recognized by, such SCR Unitholder with respect to its Protected Units by reason of such breach, or

                   (ii) in the case of a violation of Article 2, the aggregate federal state, and local income taxes that would have been payable by such SCR Unitholder (or its predecessor in interest) if the relevant Protected Property has been sold on the SCR Merger Closing Date for its 704(c) Value (computed based upon tax rates in effect for the period during which the event giving rise to the computation hereunder has occurred), reduced to reflect:

                        (A) reductions prior to such disposition in the
                   "book-tax disparity" with respect to such Protected Property (but only if and to the extent that such reduction is matched dollar for dollar by a reduction in the gain allocable to the SCR Unitholder by reason of such sale or other disposition pursuant to Section 704(c) of the Code, determined for this purpose taking into account any required "curative allocation" that would result pursuant to the penultimate sentence of Section 7(d)), and

                        (B) with respect to a SCR Unitholder who acquired
                   Protected Units subsequent to the SCR Merger Closing Date, the reduction in gain that results from such holder's having a special inside basis under Section 743 of the Code in the relevant Protected Property (by treating the special inside basis as the basis for determining gain on the deemed sale described in clause (ii)), plus in the case of either (i) or (ii), an amount equal to the aggregate federal, state, and local income taxes payable by the SCR Unitholder as a result of the receipt of any payment required under this Section 5(a).

         For purposes of computing the amount of federal, state, and local income taxes required to be paid by an SCR Unitholder, (i) any deduction actually allowed in computing federal income taxes for state income taxes payable as a result thereof shall be taken into account, and (ii) an SCR Unitholder's tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such SCR Unitholder's taxable income (taking into account the character of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such SCR Unitholder that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the SCR Unitholder to offset other income, gain or taxes of the SCR Unitholder, either in the current year, in earlier years, or in later years). In the event that an SCR Unitholder shall acquire any additional Vornado OP Units subsequent to the Merger by reason of a contribution of additional money or property to Vornado OP, the income and gain that shall be taken into account for purposes of computing the damages payable under this Section 5(a) would not exceed the gain that such SCR Unitholder would have recognized by reason of Vornado OP's breach of its obligation set forth in Article 2, Article 3, Article 4, Article 7,
Article 8 or Article 10, as applicable, had such SCR Unitholder not acquired such additional Vornado OP Units.

         (b) Limitation on Remedies; Process for Determining Damages. Notwithstanding any provision of this Agreement, the sole and exclusive rights and remedies of any SCR Unitholder for a breach or violation of the covenants set forth in Article 2, Article 3 or Article 4 shall be a claim for damages against Vornado OP, computed as set forth in Section 5(a) (and to the extent applicable, Section 5(e)), and no SCR Unitholder shall be entitled to pursue a claim for specific performance of the covenants set forth in Article 2, Article 3 and Article 4, or bring a claim against any Person that acquires a Protected Property from Vornado OP in violation of Article 2 (other than a Successor Partnership that has agreed in writing to be bound by the terms of this Agreement or that has otherwise succeeded to all of the assets and all of the liabilities of Vornado OP, but then only for damages computed as set forth in
Section 5(a)). If Vornado OP has breached or violated any of the covenants set forth in Article 2, Article 3, Article 4, Article 7, Article 8 or Article 10 (or an SCR Unitholder asserts that

Vornado OP has breached or violated any of the covenants set forth in Article 2,
Article 3, Article 7, Article 8, or Article 10, Vornado OP and the SCR Unitholder agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such SCR Unitholder under Section 5(a) (and to the extent applicable, Section 5(e)). If any such disagreement cannot be resolved by Vornado OP and such SCR Unitholder within sixty (60) days after the receipt of notice from Vornado OP of such breach and the amount of income to be recognized by reason thereof, Vornado OP and the SCR Unitholder shall jointly retain a nationally recognized independent public accounting firm ("an Accounting Firm") to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth Article 2, Article 3, Article 4, Article 7, Article 8, or
Article 10 has occurred and, if so, the amount of damages to which the SCR Unitholder is entitled as a result thereof, determined as set forth in Section 5(a) (and to the extent applicable, Section 5(e))). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article 2, Article 3, Article 4, Article 7,
Article 8, or Article 10 and the amount of damages payable to the SCR Unitholder under Section 5(a) (and to the extent applicable, Section 5(e)) shall be final, conclusive and binding on Vornado OP and the SCR Unitholder. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by Vornado OP and the SCR Unitholder, provided that if the amount determined by the Accounting Firm to be owed by Vornado OP to the SCR Unitholder is more than ten percent (10%) higher than the amount proposed by Vornado OP to be owed to such SCR Unitholder prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by Vornado OP.

         (c) Damages for Flow-Through Entities. For purposes of this Article 5, if any SCR Unitholder is, for federal income tax purposes, a partnership, an S corporation, "real estate investment trust" or a trust, then all computations of amounts of taxes required to be paid by the SCR Unitholder and the payments due from Vornado OP as a result thereof shall be made by computing the taxes required to be paid by the partners, shareholders or beneficiaries of such partnership, S corporation, "real estate investment trust" or trust (or to the extent that any partner, shareholder or beneficiary of such partnership S corporation or trust is itself a partnership, S corporation or trust, the same principles shall apply in determining the taxes required to be paid by such partner, shareholder or beneficiary).

         (d) Required Notices; Time for Payment. In the event that there has been a breach of Article 2, Article 3, Article 4, Article 7, or Article 8, Vornado OP shall provide to the SCR Unitholder notice of the transaction or event giving rise to such breach not later than at such time as Vornado OP provides to the SCR Unitholders the Schedule K-1's to Vornado OP's federal income tax return as required in accordance with Section 10(d) below. All payments required under this Article 5 to any SCR Unitholder shall be made to such SCR Unitholder not later than thirty (30) days after receipt by Vornado OP of a written claim from such SCR Unitholder therefor, unless Vornado OP disagrees with the computation of the amount required to be paid in respect of such breach, in which event the procedures in Section 5(b) shall apply and the payment shall be due within thirty (30) days after the earlier of a determination by the Accounting Firm or an agreement between Vornado OP and the SCR Unitholder as to the amount required to be paid, with interest accruing on the aggregate amount required to be paid from the date that is thirty (30) days after receipt by Vornado OP of a claim from such SCR Unitholder to the date of actual payment at a rate equal to the "prime rate" of interest, as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made.

         (e) Additional Damages for Breaches of Section 2(b)(5), Section 3(c) and/or Section 3(e). Notwithstanding any of the foregoing in this Article 5, in the event that Vornado OP should breach any of its covenants set forth in
Section 2(b)(5), Section 3(c) and/or Sections 3(e)(i), (ii) and/or (iv) and an SCR Unitholder is required to make a payment in respect of such indebtedness that it would not have had to make if such breach had not occurred (an "Excess Payment"), then, in addition to the damages provided for in the other Sections of this Article 5, Vornado OP shall pay to such SCR Unitholder an amount equal to the sum of (i) the Excess Payment plus (ii) the aggregate federal, state and local income taxes, if any, computed or set forth in Section 5(a), required to be paid by such SCR Unitholder by reason of Section 5(e) becoming operative (for example, because the breach by Vornado OP and this Section 5(e) caused all or any portion of the indebtedness in question no longer to be considered debt includible in basis by the affected SCR Unitholder pursuant to Treasury Regulations ss. 1.752-2(a)), plus (iii) an amount equal to the aggregate federal, state and local income taxes required to be paid by the SCR Unitholder (computed as set forth in Section 5(a)) as a result of any payment required under this Section 5(e).

                                    ARTICLE 6
              ADDITIONAL OPPORTUNITY FOR SCR PARTNERS TO ENTER INTO
                 DEFICIT RESTORATION OBLIGATIONS AND GUARANTEES

         Without limiting any of the obligations of Vornado OP under this Agreement, Vornado OP shall consider in good faith a request by an SCR Unitholder to enter into an agreement with Vornado OP to bear the economic risk of loss as to a portion of Vornado OP's recourse indebtedness by undertaking an obligation to restore a portion of its negative capital account balance upon liquidation of such SCR Unitholder's interest in Vornado OP and/or to bear financial liability under a Guarantee Agreement substantially in the form of
Schedule 7 hereto for indebtedness that would be considered Qualifying Guarantee Indebtedness under Section 3(b) hereof, if such SCR Unitholder shall provide information from its professional tax advisor satisfactory to Vornado OP showing that, in the absence of such agreement, such SCR Unitholder likely would not be allocated from Vornado OP sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from Vornado OP). Vornado OP and its professional tax advisors shall cooperate in good faith with such SCR Unitholder and its professional tax advisors to provide such information regarding the allocation of Vornado OP liabilities and the nature of such liabilities as is reasonably necessary in order to determine the SCR Unitholder's adjusted tax basis in its Units and at-risk amount. In deciding whether or not to grant such a request, Vornado OP shall be entitled to take into account all factors related to Vornado OP, including, without limitation, the existing and anticipated debt structure of Vornado OP, the tax situations of all other partners in Vornado OP, including Vornado REIT (individually and as a group), and the effect that granting such a request might have on their tax situation, the restrictions set forth in Article 3, and the anticipated long-term business needs of Vornado OP. Vornado OP's only obligation with respect to any such request from an SCR Unitholder pursuant to this Article 6 shall be to act in good faith, as determined in Vornado's sole discretion. If Vornado OP permits an SCR Unitholder to enter into an agreement under this Article 6, Vornado OP shall be under no further obligation with respect thereto, and Vornado OP shall not be required to indemnify such SCR Unitholder for any damage incurred, in connection with or as a result of such agreement or the indebtedness, including without limitation a refinancing or prepayment thereof.

                                    ARTICLE 7
                      SECTION 704(C) METHOD AND ALLOCATIONS

         (a) Application of "Traditional Method." Notwithstanding any provision of the Vornado OP Partnership Agreement, Vornado OP shall use the "traditional method" under Regulations ss. 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code (with no "curative allocations" to offset the effect of a "Ceiling Rule Disparity," as described in Section 7(b) below, except as set forth in Sections 7(c) and 7(d) below) with respect to (i) each of the assets acquired by Vornado OP from SCR in the Merger (including, without limitation, all assets owned by SCR or any direct or indirect Subsidiary of SCR that is treated either as a partnership or as a disregarded entity for federal income tax purposes), except to the extent that Vornado OP expressly would be required to use a different method under an SCR Tax Protection Agreement assumed by Vornado OP pursuant to the Merger Agreement and the affected SCR Partner has not executed an agreement to waive its right to such different method following the Merger. The 704(c) Values of the Protected Properties shall be as determined by agreement between SCR and Vornado OP prior to the effective time of the Merger, or in the absence of such agreement, as determined by Vornado REIT, in its capacity as general partner of Vornado OP, in good faith for purposes of preparing the financial statements of Vornado and Vornado OP reflecting the results of the Merger so long as the outside accountants of Vornado and Vornado OP have approved such financial statements as being in accordance with general accepted accounting procedures. 4/

         (b) "Ceiling Rule Disparities." For purposes of Section 7(a), Section 7(c) and Section 7(d), the term "Ceiling Rule Disparity" shall mean, with respect to each Protected Property for each Fiscal Year, the excess, if any, of
(i) the amount of Depreciation with respect to such asset allocated to the "non-contributing partners" (that is, the holders of Units who are not subject to Section 704(c) of the Code and Treasury Regulations ss. 1.704-3 with respect to such asset), over (ii) the actual amount of depreciation deductions with respect to such asset allocated to the "non-contributing partners" for federal income tax purposes for such Fiscal Year. It is agreed that Vornado OP and any partners in Vornado OP other than the SCR Unitholders shall be treated as "non-contributing partners" for this purpose. The term "Cumulative Net Ceiling Rule Disparity" with respect to a Protected Property, as that term is used in
Section 7(d), means the sum of the Ceiling Rule Disparities for such Protected Property for all Fiscal Years through the date of determination, reduced by all Curative Allocations considered attributable to such Protected Property for prior Fiscal Years, determined as set forth in Section 7(d) below.

         (c) Annual Curative Allocations. In order to offset the effect of Ceiling Rule Disparities, Vornado OP shall make the Curative Allocation with respect to each Non-Rock Spring Protected Unit each Fiscal Year, provided that no Curative Allocation


--------------------
(4) SCR and Vornado OP agree to negotiate in good faith to agree upon these amounts prior to the closing of the Merger.

shall be made with respect to any Non-Rock Spring Protected Units acquired by Vornado OP or Vornado REIT from SRC Unitholders as a result of the exercise of their redemption right under Section 8.6 of the Vornado Partnership Agreement), with respect to any Fiscal Year (or portion thereof) following such acquisition.

         (d) Additional Curative Allocations Upon Disposition. The Ceiling Rule Disparity, as described in Section 7(b), with respect to each Protected Property (other than the Democracy I property) shall be reduced by the amount of the Curative Allocation that is considered attributable to that Protected Property. For this purpose, the Curative Allocation for each Fiscal Year shall be considered allocable among the Protected Properties (other than the Democracy I property) based upon ratio of the Ceiling Rule Disparity for each Protected Property (other than the Democracy I property) for the Fiscal Year in question to the aggregate Ceiling Rule Disparity for all of the Protected Properties (other than the Democracy I property) for such Fiscal Year, provided that if the Curative Allocation for a particular Fiscal Year exceeds the aggregate Ceiling Rule Disparity for all of the Protected Properties (other than the Democracy I property) for the Fiscal Year in question, the excess amount of the Curative Allocation shall be allocated to reduce the Cumulative Net Ceiling Rule Disparities with respect to prior years for each of the Protected Properties (other than the Democracy I property) (based upon the relative amounts of such Cumulative Net Ceiling Rule Disparities for all Protected Properties). To the extent that the cumulative Curative Allocations provided for herein are not sufficient to eliminate the effect of the Cumulative Net Ceiling Rule Disparity with respect to a particular Protected Property, Vornado OP shall make an additional "curative allocation" upon a disposition of that particular Protected Property (including the Democracy I property) to offset the remaining balance, if any, of the remaining Cumulative Net Ceiling Rule Disparity with respect to that particular Protected Property, with such "curative allocation" to be comprised of income and gain of such character (e.g., ordinary income, long-term capital gain, and "unrecaptured Section 1250 gain") as the character of the income and recognized by Vornado OP in connection with such disposition, in the same proportion as the aggregate amounts thereof recognized by Vornado OP. For example, if fifty percent of the gain recognized by Vornado OP is "unrecaptured
Section 1250 gain" and fifty percent is long-term capital gain, then 50% of the curative allocation would be comprised of "unrecaptured Section 1250 gain" and fifty percent would be comprised of long-term capital gain.

         (e) 1750 Pennsylvania Avenue. In the event that (i) any SCR Unitholder who holds Protected Units that were issued in the Merger with respect to SCR Units that previously were issued by SCR in connection with the acquisition by SCR of Penn Associates L.P. (which Protected Units are referred to as "1750 Penn Units") should successfully assert that Vornado OP is required to use the "remedial method" under Treasury Regulation ss. 1.704-3(d) with respect to the 1750 Pennsylvania Avenue property and (ii) the cumulative "remedial allocations" of income for any Fiscal Year and all prior Fiscal Years subsequent to the SCR Merger Closing Date with respect to the 1750 Penn Units, on a per unit basis, is less than the cumulative Curative Allocations for such period with respect to the 1750 Penn Units, on a per unit basis (a "Curative Allocation Shortfall"), then an amount of income equal to the aggregate Curative Allocation Shortfall for all then outstanding 1750 Penn Units shall be specially allocated to the holders of the then outstanding Non-Rock Spring Protected Units (excluding any 1750 Penn Units), with an equal amount of the aggregate Curative Allocation Shortfall being allocated to each such then outstanding Non-Rock Spring Unit that is not a 1750 Penn Unit. The principles underlying the procedures set forth in Section 10(c) shall apply in the event that any holder of 1750 Penn Units should make an assertion that, if successful, would cause this Section 7(e) to apply.

                                    ARTICLE 8
      ALLOCATIONS OF LIABILITIES PURSUANT TO REGULATIONS UNDER SECTION 752

         (a) Allocation Methods to be Followed. All tax returns prepared by Vornado OP during the Protected Period that allocate liabilities of Vornado OP for purposes of Section 752 and the Treasury Regulations thereunder shall treat each SCR Partner Guarantor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such SCR Partner Guarantor in accordance with the Vornado OP Partnership Agreement, Treasury Regulations ss. 1.752-3, and this Agreement) pursuant to Treasury Regulation ss. 1.752-2 equal to such SCR Partner Guarantor's Scheduled Guarantee Amount, as set forth on Schedule 9 hereto, and Vornado OP and Vornado REIT shall not, during or with respect to the Protected Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as Forms K-1, provided to partners in Vornado OP and returns of Subsidiaries of Vornado OP) or any dealings involving the Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of Vornado OP or the tax treatment of any holder of partnership interests of Vornado OP).

         (b) Exception to Required Allocation Method. Notwithstanding the provisions of this Tax Reporting and Protection Agreement, Vornado OP shall not be required to make allocations of Guaranteed Debt to the SCR Unitholders as set forth in this Agreement if and to the extent that Vornado OP determines in good faith that there may not be "substantial authority" (within the meaning of Section 6662(d)(2)(B)(i)) of the Code for such allocation; provided that Vornado OP shall provide to Mr. Robert H. Smith and Mr. Robert P. Kogod (or in the event of their death or disability, their executor, guardian or custodian, as applicable), notice of such determination and if, within forty five (45) days after the receipt thereof, Vornado OP is provided an opinion of Hogan & Hartson LLP or Arthur Andersen LLP (or another comparable firm of attorneys or accountants) to the effect that there is "substantial authority" (within the meaning of Section 6662(d)(2)(B)(i) of the Code) for such allocations, Vornado OP shall continue to make allocations of Guaranteed Debt to the SCR Unitholders as set forth in this Agreement; provided further that if there shall have been a judicial determination in a proceeding to which Vornado OP is a party and as to which the SCR GP has been allowed to participate as and to the extent contemplated in Section 10 to the effect that such allocations are not correct,
Section 8(a) shall not apply unless the matter is being appealed to an applicable court of appeals, the requirements of Sections 10(c)(i) and 10(c)(iii) shall have been satisfied in connection therewith, and the opinion described above from counsel or accountants engaged by Messrs. Smith and Kogod shall have been provided, except that such opinion shall be to the effect that it is more likely than not that such allocations will be respected. In no event shall this Section 8(b) be construed to relieve Vornado OP for liability arising from a failure by Vornado OP to comply with one or more of the provisions of
Article 3 of this Agreement.

         (c) Cooperation in the Event of a Change. If a change in Vornado OP's allocations of Guaranteed Debt to the SCR Unitholders is required by reason of circumstances described in the Section 8(b), Vornado OP and its professional tax advisors shall cooperate in good faith with Messrs. Robert H. Smith and Robert
P. Kogod (or in the event of their death or disability, their executor, guardian or custodian, as applicable) and their professional tax advisors to develop alternative allocation arrangements and/or other mechanisms that protect the federal income tax positions of the SCR Unitholders in the manner contemplated by the allocations of Guaranteed Debt to the SCR Unitholders as set forth in this Agreement.

                                    ARTICLE 9
                      OTHER AGREEMENTS WITH SCR UNITHOLDERS

         Pursuant to the Merger Agreement, Vornado, Vornado OP, SCR GP, and SCR Partnership shall enter into an Assignment and Assumption Agreement, dated as of [the date of closing], pursuant to which Vornado OP shall assume all obligations of SCR GP and SCR pursuant to certain tax protection agreements (the "SCR Tax Protection Agreements"). A list of the SCR Tax Protection Agreements is set forth on Schedule 5 hereto.

                                   ARTICLE 10
                  TAX TREATMENT AND REPORTING; TAX PROCEEDINGS

         (a) Tax Treatment of Merger. Each of the parties hereto shall treat the Merger for federal income tax purposes as a contribution by SCR of all of its assets to Vornado OP in exchange for Vornado OP Units under Section 721 of the Code, with those Vornado OP Units distributed by SCR to the SCR Unitholders in accordance with their respective interests in SCR in liquidation of SCR, in a transaction in which no gain is recognized by any of the SCR Unitholders under any of Section 721, Section 707, Section 731, Section 737, or any other provision of the Code. Each of the parties agrees (i) to treat the Merger, pursuant to Treasury Regulation ss. 1.708-1(c)(3), as an "assets over" form of merger, with the consequences set forth in Treasury Regulation ss. 1.708-1(c)(3)(i) and (ii) that, in addition, if and to the extent that any transaction entered into pursuant to the Merger Agreement or otherwise deemed undertaken in connection with the transactions contemplated by the Merger Agreement is treated for federal income tax purposes as a direct or indirect transfer of cash from Vornado OP to a holder of SCR Units that would be characterized as a sale for federal income tax purposes (including, without limitation, purchases of SCR Units pursuant to Section 4.7(a) of the Merger Agreement and payments to holders of SCR options pursuant to Section 1.10 of the Merger Agreement), pursuant to Treasury Regulation ss. 1.708-1(c)(4) such sale shall be treated as a sale of such SCR Units by the former holder of SCR Units receiving (or deemed to receive) such cash directly to Vornado OP and as a direct purchase by Vornado OP of such SCR Units from such former holder of SCR Units immediately prior to the Merger (and not as a transfer of cash from Vornado OP to SCR as part of the Merger). The parties agree and acknowledge (and will not take any position inconsistent therewith) that no consideration (whether actual consideration or deemed consideration under Section 707(a) of the Code or otherwise) other than Vornado OP Units has been or will be given by Vornado OP or Vornado REIT to the SCR or the SCR Unitholders in connection with the Merger (other than cash paid by SCR directly to certain holders of partnership interests in SCR who agreed to sell such partnership interests back to SCR prior to the closing of the Merger). Without limiting the foregoing, the parties agree to treat all liabilities of SCR and its Subsidiaries as "qualified liabilities" within the meaning of Treasury Regulation ss. 1.707-5a)(6). SCR represents to Vornado OP and Vornado REIT for this purpose that, to the best of its knowledge, all liabilities of SCR and its Subsidiaries outstanding at the time of the Merger constitute "qualified liabilities" within the meaning of Treasury Regulation ss. 1.707-5a)(6). Vornado OP and Vornado REIT shall not, at any time during or with respect to the Protected Period, take any contrary or inconsistent position in any federal or state income tax returns (including, without limitation, information returns, such as Forms K-1, provided to partners in Vornado OP and returns of Subsidiaries of Vornado OP) or any dealings involving the Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the income tax returns of Vornado OP or the tax treatment of any holder of partnership interests Vornado OP), except as permitted pursuant to Section 10(c) below.

         (b) Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to Taxes against SCR or Vornado OP the calculation of which involves a matter covered in this Agreement ("Tax Claim") or if Vornado REIT, Vornado OP or SCR receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding ("Proceeding") involving SCR or Vornado OP or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect the SCR Unitholders (adversely or otherwise), then Vornado REIT, Vornado OP or SCR, as applicable shall promptly notify SCR GP, as representative of the SCR Unitholders of such Tax Claim or Tax Proceeding.

         (c) Control of Tax Proceedings. Vornado REIT, as the general partner of Vornado OP shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim; provided, however, that Vornado REIT shall not consent to the entry of any judgment or enter into any settlement with respect to such Tax Claim or Tax Proceeding without the prior written consent of SCR GP, as representative of the SCR Unitholders (unless, and only to the extent, that any Taxes required to be paid by the SCR Unitholders who are Protected Unitholders as a result thereof would be required to be reimbursed by Vornado OP and Vornado REIT under Article 5 and Vornado OP and Vornado REIT agree in connection with such settlement or consent, to make such required payments); provided further that Vornado OP shall keep SCR GP duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) the SCR Unitholders and that SCR GP shall have the right to review and comment on any and all submissions made to the to Internal Revenue Service ("IRS"), a court, or other governmental body with respect to such Tax Claim or Tax Proceeding and that Vornado OP will consider such comments in good faith. As a condition to withholding its consent to a settlement pursuant to the preceding sentence, the SCR GP (i) must have a reasonable basis to believe that such settlement would have a material adverse impact on one or more SCR Unitholders with respect to a matter covered by this Agreement and that such impact would be different from the impact that would result for other holders of Vornado OP Units who are not SCR Unitholders (which the SCR GP, upon request from Vornado OP, shall describe in reasonable detail in writing), (ii) the SCR GP must believe, based upon the advice of Hogan & Hartson L.L.P. or Arthur Andersen LLP (or another comparable firm of attorneys or accountants), that it is more likely than not that the position asserted by the SCR GP would prevail if it were to be asserted in a judicial proceeding (and upon request of Vornado OP, the SCR GP shall provide to Vornado OP a letter from such counsel or accountants confirming such advice), and (iii) the SCR GP shall offer to assume the subsequent costs of defending and asserting the position asserted by the SCR GP (but not any other costs associated with such proceeding or any other issues involved therein); provided that the foregoing shall not apply with respect to, or otherwise restrict or limit or restrict in any matter, the exercise by the SCR GP or any of the SCR Unitholders of any rights or privileges provided for in Sections 6221-6234 of the Code and the Treasury Regulations thereunder or in the Vornado OP Partnership Agreement in connection with any examination of federal or state income tax matters related to SCR or Vornado OP.

         (d) Timing of Tax Returns; Periodic Tax Information. Vornado OP shall cause to be delivered to the SCR Unitholders, no later than July 15 of each year (beginning in 2003), the Forms K-1 that Vornado OP is required to deliver to such SCR Unitholders with respect to the prior taxable year. In the case of the Forms K-1 relating to taxable year 2001 of SCR, Vornado shall engage Arthur Andersen and cause Arthur Andersen to prepare such Forms K-1 to be delivered to the SCR Unitholders no later than March 31, 2002. In addition, Vornado OP agrees to provide to Messrs. Robert Smith and Robert Kogod, upon request, an estimate of the taxable income expected to be allocable for a specified taxable year from Vornado OP to the Smith and Kogod families and the entities that they control, provided that such estimates shall not be required to be provided more frequently than once each calendar quarter.


                                   ARTICLE 11
                           AMENDMENT OF THIS AGREEMENT

         This Agreement may not be amended, directly or indirectly (including by reason of a merger between Vornado OP and another entity) except by a written instrument signed by Vornado, as general partner of Vornado OP, and approved by
(i) the SCR Partners holding seventy-six percent (76%) of the then outstanding Protected Units and (ii) if any of Robert H. Smith, Robert P. Kogod, Clarice Smith or Arlene Kogod is then living, the consent of each such person then living; provided, however, that any amendment that would permit a sale of a Protected Property or other action in violation of Article 2 or the refinancing of debt or any other action with respect to debt in violation of Article 3 or
Article 4, shall not be permitted without the written approval of holders of seventy-six percent (76%) of the then outstanding Protected Units held by SCR Partners that would be adversely affected by such actions.

                                   ARTICLE 12
                          EARLY TERMINATION OF EXTENDED
                              TAX PROTECTED PERIOD

         The Extended Tax Protected Period shall terminate prior to the expiration thereof at 12:01 AM on January 1, 2022 (or if earlier, upon the date of death of the last to survive of Robert H. Smith, Clarice R. Smith, Robert P. Kogod, or Arlene R. Kogod) as follows:

              (i) the Extended Tax Protected Period as to any SCR Unitholder shall terminate only as to that SCR Unitholder upon a Transfer (as defined in the Lock-up Agreement) of Vornado Securities (as defined in the Lock-up Agreement) originally issued to such SCR Unitholder in the Merger in violation of the Lock-up Agreement applicable to such SCR Unitholder; and

              (ii) the Extended Tax Protected Period shall terminate as to all SCR Unitholders that have entered into Lock-up Agreements in connection with the closing of the Merger (to the extent not earlier terminated pursuant to clause (i) hereof) upon a Transfer by a member of the Smith Family or the Kogod Family or any of their Permitted Transferees (as such terms are defined in the Merger Agreement) as a result of which the Smith Family, the Kogod Family, and their Permitted Transferees no longer Beneficially Own, after giving effect to such Transfer, at least
         (x) 50% of the original aggregate number of VNOP Units (or Vornado Common Shares issued in redemption thereof) issued to members of the Smith Family and the Kogod Family in the Merger or (ii) 100% of the original aggregate value of VNOP Units (or Vornado Common Shares issued in redemption thereof) issued to members of the Smith Family and the Kogod Family in the Merger (which value of the retained Vornado Securities shall be measured only at the time of the applicable Transfer based on the closing price of a Vornado Common Share on the NYSE after closing of trading on the date immediately preceding the date of the applicable Transfer, which value shall be compared to the original value of the VNOP Units issued to the undersigned in the Merger (based on an assumed price of $41.00 per VNOP Unit)). In determining whether a Transfer described in this paragraph (ii) has occurred, the two provisos in Section 2(a)(iii) of the Lock-up Agreement and the provisions of Sections 2(b), (c), (d), and (e) of the Lock-up Agreement shall be applied. Except as otherwise indicated, capitalized terms used in this subparagraph (ii) that are not otherwise defined in this Agreement shall have the meanings ascribed to them in the Lock-Up Agreement.

If Vornado OP believes an SCR Unitholder or, if applicable, a Permitted Transferee of such SCR Unitholder has made a Transfer (as defined in the Lock-up Agreement) in violation of the applicable Lock-Up Agreement that has resulted in a termination of the Extended Tax Protected Period under clause (i) or (ii), Vornado will notify such SCR Unitholder of such determination and the SCR Unitholder shall have the opportunity to contest such determination (and no Extended Tax Protected Period shall terminate as a result thereof unless and until such contest is resolved and such resolution results in a determination that a Transfer (as defined in the Lock-up Agreement) in violation of the applicable Lock-Up Agreement in fact occurred. Vornado shall promptly provide all SCR Unitholders who have the benefit of an Extended Tax Protected Period notice in the event of a termination of the Extended Tax Protected Period under clause (ii).

                                   ARTICLE 13
                                  MISCELLANEOUS

         (a) Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

         (b) Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.

         (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Unitholders (through SCR GP, as representative of the SCR Unitholders) and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon Vornado REIT, Vornado OP, and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either Vornado REIT or Vornado OP (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of Vornado REIT and Vornado OP hereunder. Vornado REIT and Vornado OP covenant with and for the benefit of the SCR Unitholders not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has in writing acknowledged and agreed to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.

         (d) Modification; Waiver. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

         (e) Representations and Warranties Regarding Authority;
Noncontravention.

              (i) Representations and Warranties of Vornado REIT and Vornado OP. Each of Vornado REIT and Vornado OP has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of Vornado REIT and Vornado OP and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of Vornado REIT and Vornado OP. This Agreement has been duly executed and delivered by each of Vornado REIT and Vornado OP and constitutes a valid and binding obligation of each of Vornado REIT and Vornado OP, enforceable against each of Vornado REIT and Vornado OP in accordance with its terms, notwithstanding Sections 7.1.E, 7.8.B, 10.1, 10.2, and
         10.3 of the Partnership Agreement, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors' rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of Vornado REIT and Vornado OP do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the Vornado OP Partnership Agreement or (ii) any other agreement applicable to Vornado REIT and/or Vornado OP, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by Vornado OP and Vornado REIT of their obligations hereunder.

              (ii) Representations and Warranties of SCR and SCR GP. Each of SCR and SCR GP has the requisite corporate or other (as the case may be) power and authority to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement by each of SCR and SCR GP and the performance of each of its respective obligations hereunder have been duly authorized by all necessary trust, partnership, or other (as the case may be) action on the part of each of SCR and SCR GP. This Agreement has been duly executed and delivered by each of SCR and SCR GP and constitutes a valid and binding obligation of each of SCR and SCR GP, enforceable against each of SCR and SCR GP in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy or insolvency laws (or other laws affecting creditors' rights generally) or (ii) general principles of equity. The execution and delivery of this Agreement by each of SCR and SCR GP do not, and the performance by each of its respective obligations hereunder will not, conflict with, or result in any violation of (i) the SCR Partnership Agreement or (ii) any other agreement applicable to SCR and SCR GP, other than, in the case of clause (ii), any such conflicts or violations that would not materially adversely affect the performance by SCR and SCR GP of their obligations hereunder.

         (f) Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         (g) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                (i) if to SCR GP, as representative of the SCR Unitholders, to:

                         Charles E. Smith Commercial Realty, LLC
                         2345 Crystal Drive
                         Crystal City
                         Arlington, Virginia  22202
                         Attention:  Robert H. Smith
                                     Robert P. Kogod
                                     Robert D. Zimet
                         Facsimile:  (703) 769-1305

                  (ii) if to Vornado OP or Vornado REIT, to:

                         Vornado Realty Trust
                         Vornado Realty L.P.
                         888 Seventh Avenue, 44th Floor
                         New York, New York  10019
                         Attention:  Steven Roth
                                     Michael D. Fascitelli
                         Facsimile:  (212) 894-7000

                       and

                         Vornado Realty Trust
                         Vornado Realty L.P.
                         210 Route 4 East
                         Paramus, New Jersey  07652
                         Attention:  Joseph Macnow
                         Facsimile:  (201) 587-1000


Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         (h) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         (i) Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.

         (j) Consent to Jurisdiction; Enforceability.

              (i) This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Delaware. For such purpose, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.

              (ii) Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (k) Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

         (l) Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

         IN WITNESS WHEREOF, Vornado REIT, Vornado OP, SCR and SCR GP have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

                 VORNADO REALTY TRUST

                 By:     --------------------------------------------
                 Name:   --------------------------------------------
                 Title:  --------------------------------------------


                 VORNADO REALTY L.P.

                 By:  Vornado Realty Trust, its sole general partner


                      By:     --------------------------------------------
                      Name:   --------------------------------------------
                      Title:  --------------------------------------------


                 CHARLES E. SMITH COMMERCIAL REALTY L.P.

                 By:  Charles E. Smith Realty, L.L.C., its sole general partner


                      By:     --------------------------------------------
                      Name:   --------------------------------------------
                      Title:  --------------------------------------------


                 CHARLES E. SMITH REALTY, L.L.C.,
                 for itself and as representative of each holder of partnership interests in Charles E. Smith Commercial Realty L.P. (other than Vornado CESCR LLC and Vornado CESCR II
                 LLC), each of which holder is a third party beneficiary of this Agreement


                      By:     --------------------------------------------
                      Name:   --------------------------------------------
                      Title:  --------------------------------------------